UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 31, 2012
WINDSTREAM CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-32422	20-0792300
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4001 Rodney Parham Road, Little Rock, Arkansas	72212
(Address of principal executive offices)	(Zip Code)
(501) 748-7000
Registrant's telephone number, including area code
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
On May 31, 2012, Windstream Corporation (“Windstream” or the “Company”) issued a press release announcing that it is restructuring its management ranks to increase the efficiency of decision-making and position the Company for continued success. As a result, the Company expects to eliminate approximately 375 - 400 management positions, or roughly 3 percent of its total workforce of 14,500, as part of the restructuring, which is expected to be complete in the third quarter of 2012.
The Company anticipates incurring pre-tax restructuring charges of approximately $20 million - $25 million during 2012, primarily associated with severance and related costs. These estimated pre-tax restructuring and related charges represent the Company's estimate of future cash outlays for employee termination benefits. The severance-related charges that the Company expects to incur in connection with the restructuring are subject to a number of assumptions, and actual results may vary materially.
Forward Looking Statements
This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act and 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, including statements about estimated pre-tax restructuring and related charges, are subject to uncertainties that could cause actual future events and results to differ materially from those expressed in the forward-looking statements. These forward-looking statements are based on estimates, projections, beliefs, and assumptions that Windstream believes are reasonable but are not guarantees of future events and results. Actual future events and results of Windstream may differ materially from those expressed in these forward-looking statements as a result of a number of important factors outlined under the caption "Risk Factors" in Windstream's Form 10-K for the year ended December 31, 2011, and in subsequent filings with the Securities and Exchange Commission at www.sec.gov.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

WINDSTREAM CORPORATION

By:	/s/ John P. Fletcher
Name:	John P. Fletcher
Title:	Executive Vice President and General Counsel
June 4, 2012